EXHIBIT 21.1 List of Subsidiaries of Novelis Inc. Name of Entity Jurisdiction of Organization Novelis Corporation Texas, United States Novelis de Mexico, S.A. de C.V. Mexico Novelis Global Employment Organization, Inc. Delaware, United States Logan Aluminum Inc. Delaware, United States Novelis South America Holdings LLC Delaware, United States Novelis Acquisitions LLC Delaware, United States Novelis Holdings Inc. Delaware, United States Novelis Services (North America) Inc. Delaware, United States Novelis Services (Europe) Inc. Delaware, United States Novelis AG Switzerland Novelis Switzerland S.A. Switzerland AluInfra Services SA Switzerland Novelis Italia SpA Italy Novelis Europe Holdings Limited United Kingdom Novelis UK Ltd United Kingdom Novelis Services Limited United Kingdom Novelis Aluminium Holding Unlimited Company Ireland Novelis Deutschland GmbH Germany Aluminium Norf GmbH Germany Novelis Aluminium Beteiligungs GmbH Germany Deutsche Aluminium Verpackung Recycling GmbH Germany Novelis Sheet Ingot GmbH Germany France Aluminium Recyclage S.A. France Novelis Laminés France S.A.S. France Novelis PAE S.A.S. France 4260848 Canada Inc. Canada 4260856 Canada Inc. Canada 8018227 Canada Inc. Canada Novelis Korea Limited South Korea Ulsan Aluminum Ltd. South Korea

Novelis (China) Aluminum Products Co., Ltd. China Novelis (Shanghai) Aluminum Trading Co., Ltd. China Novelis Vietnam Company Limited Vietnam Novelis MEA Ltd. Dubai, UAE Novelis do Brasil Ltda. Brazil Brecha Energetica Ltda Brazil Novelis (India) Infotech Ltd. India